EX-H-2
PECO Mutual Services Agreement



                            MUTUAL SERVICES AGREEMENT
                                     BETWEEN
                               PECO ENERGY COMPANY
                                       AND
                        [INSERT NAMES OF AFFILIATES HERE]
THIS AGREEMENT, made and entered into this __ day of _________, 1999, by and between the following: _________ PECO ENERGY COMPANY ("PECO"), a Pennsylvania Corporation; and [INSERT NAMES OF AFFILIATES HERE], (hereinafter "Affiliates," PECO and its Affiliates are collectively referred to as "Parties.")

                                   WITNESSETH:

WHEREAS, the Parties desire to enter into this Agreement providing for the performance of certain services as more particularly set forth herein; and WHEREAS, to maximize efficiency, and to achieve cost savings, the Parties desire to avail themselves of the benefits of having services provided by the least cost provider thereof whenever possible, and to compensate such provider appropriately for such services;
NOW, THEREFORE, in consideration of these premises and of the mutual agreements set forth herein, the Parties agree as follows:
                                  Definitions
Commission-- the Pennsylvania Public Utility Commission.

Providing Company -- one or more Parties to this Agreement that have agreed to provide requested services to another Party in accordance with the terms of this Agreement.

Requesting Company -- one or more Parties to this Agreement that are requesting services to be provided by another Party in accordance with the terms of this Agreement.

                          Agreement to Provide Services
PECO and Affiliates agree to provide, upon the terms and conditions set forth herein, services including but not limited to those services hereinafter referred to and described in Section 3, at such times, for such period and in such manner as Requesting Company may from time to time request and Providing
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Company concludes it is able and willing to provide. Providing Company will keep itself and its personnel available and competent to render to Requesting Company such services so long as it is authorized so to do by the appropriate federal and state regulatory agencies. In providing such services, Providing Company may arrange, as it deems appropriate, for the services of such experts, consultants, advisers, and other persons with necessary qualifications as are required for or pertinent to the provision of the requested services.

                             Services to be Provided

The services expected to be provided by Providing Company hereunder may include, but are not limited to, the services set out in Schedule 1, attached hereto and made a part hereof. In addition to those identified in Schedule 1, a Providing Company shall render such additional general or special services, whether or not now contemplated, as Requesting Company may request from time to time and Providing Company determines it is able and willing to perform.

                                 New Affiliates

New direct or indirect affiliates of PECO, which may come into existence after the effective date of this Mutual Service Agreement, may become parties to this Agreement. The Parties hereto shall make such changes in the scope and character of the services to be provided and the method of assigning, distributing or allocating costs of such services as may become necessary to achieve a fair and equitable assignment, distribution, or allocation of costs among all Requesting Companies, including the new affiliates.

                        Compensation of Providing Company

As compensation for the services to be provided hereunder, a Requesting Company shall generally pay to Providing Company charges for services that are no more than the cost thereof (except as otherwise directed or permitted by an appropriate regulatory authority), insofar as costs can reasonably be identified and related to the particular services in question or otherwise fairly and equitably allocated to such services. To the extent that PECO or its affiliated Electric Generation Supplier are participants in a particular transaction, the Requesting Company shall pay to Providing Company charges for services that comply with the Commission's decisions, rules and regulations, including the Commission-approved settlement of Docket Nos. R-00973953 and P-00971265 and Appendices G and H thereto.

                                Service Requests

The services described herein or contemplated to be provided hereunder shall be directly assigned, distributed or allocated by activity, project, program, work order or other appropriate basis.

                                     Payment

Payment shall be by making remittance of the amount billed or by making appropriate accounting entries on the books of the companies involved. Invoices shall be prepared on a monthly basis for services provided hereunder.
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                         Effective Date and Termination

This Agreement is executed subject to the Commission's consent and approval, and if so approved in its entirety, shall become effective as of the date of approval and shall remain in effect from said date unless terminated by the Commission or by mutual agreement. Any Party may withdraw from this Agreement by giving at least sixty days written notice to the other Parties prior to withdrawal.

                                Access to Records

For the seven years following a transaction under this Agreement, the Requesting Company may request access to and inspect the accounts and records of the Providing Company, provided that the scope of access and inspection is limited to accounts and records that are related to such transaction.

                                   Assignment

This Agreement and the rights hereunder may not be assigned without the mutual written consent of all Parties hereto. IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and attested by their authorized officers as of the day and year first above written.

                                            PECO ENERGY COMPANY


                                            By ______________________________
                                            Title ___________________________
ATTEST:


By    ______________________

Title ______________________

                                            [INSERT NAME OF AFFILIATE HERE]


                                            By ____________________________
                                            Title _________________________
ATTEST:


By    ______________________

Title ______________________


              [INSERT NAMES OF AND SIGNATURE BLOCKS FOR ADDITIONAL
                               PARTIES AS NEEDED]
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